SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.   )
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☐	Preliminary Proxy Statement

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held in person at 10:30 a.m. on Tuesday, April 25, 2023, at the PACCAR Parts Distribution Center, located at 405 Houser Way North, Renton, Washington. Stockholders also have the option to view the Annual Meeting online at www.paccar.com/2023annualmeeting.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Items 1 and 2; a vote of THREE YEARS on Item 3; a vote FOR Item 4; and a vote AGAINST Items 5 and 6.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or the internet.

Sincerely,

Mark C. Pigott

Executive Chairman of the Board

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 25, 2023, in person at the PACCAR Parts Distribution Center, located at 405 Houser Way North, Renton, Washington, for these purposes:

1.	To elect as directors the twelve nominees named in the attached proxy statement to serve a one-year term ending in 2024.

2.	To vote on an advisory resolution to approve executive compensation.

3.	To vote on an advisory basis on the frequency (one, two or three years) of the stockholder advisory vote on executive compensation.

4.	To vote on an advisory basis on the ratification of the Company’s independent auditors.

5.	To vote on a stockholder proposal regarding ratification of termination pay if properly presented at the meeting.

6.	To vote on a stockholder proposal regarding a report on climate-related policy engagement if properly presented at the meeting.

7.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on February 28, 2023.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the PACCAR Parts Distribution Center can be found on the back cover of the attached proxy statement. Stockholders also have the option to view the Annual Meeting online at www.paccar.com/2023annualmeeting.

By order of the Board of Directors

M. R. Beers

Secretary

Bellevue, Washington

March 15, 2023

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m., local time, on Tuesday, April 25, 2023, at the PACCAR Parts Distribution Center in Renton, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were sent to stockholders on or about March 15, 2023.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 28, 2023. Each outstanding share of common stock is entitled to one vote on each of the items presented at the meeting. At the close of business on February 28, 2023, the Company had 522,554,977 shares of common stock outstanding and entitled to vote.

Stockholders may vote at the meeting in person or by proxy. Stockholders viewing the meeting online will not be able to vote during the meeting. Execution of a proxy does not affect the right of a stockholder to attend or view the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the internet.

Voting by Proxy

Mark C. Pigott and Mark A. Schulz are designated proxy holders to vote shares on behalf of stockholders at the 2023 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the “SIP”) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the internet address listed on the proxy form and follow the voting instructions given.

Telephone and internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.    A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held at 10:30 a.m. on April 25, 2023, in person at the PACCAR Parts Distribution Center in Renton, Washington. The 2023 proxy statement and the 2022 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2023annualmeeting.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should write to EQ Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2022 Annual Report and 2023 Proxy Statement at a shared address prior to the 2023 Annual Meeting. If those stockholders wish to change that election, they may do so by contacting their bank, broker or PACCAR at 425.468.7581 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting – in person or by duly authorized proxy – of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business. Abstentions are counted as shares present at the meeting.

Item 1: Election of Directors

In an uncontested director election, each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes cast include votes “against,” but exclude “abstentions” and “broker nonvotes” with respect to that director’s election. Pursuant to the Company’s Bylaws, an incumbent director that is not elected by a majority vote will tender his or her resignation subject to acceptance by the Board. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed, dated and returned unmarked will be voted FOR all of the nominees.

Please note that brokers and custodians may not vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Item 2: Advisory Resolution to Approve Executive Compensation

Proxies signed, dated and returned unmarked will be voted FOR Item 2.

To be approved, Item 2 must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the item. Broker nonvotes will not affect the outcome of the vote.

Item 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Proxies signed, dated and returned unmarked will be voted for holding a non-binding, advisory vote on executive compensation every THREE YEARS.

Stockholders may cast an advisory vote on how frequently stockholders will be asked to vote on executive compensation. Stockholders may select one, two or three years or may abstain from voting. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote at the Annual Meeting will constitute the stockholder preference. Abstentions and broker nonvotes will not affect the outcome of the vote.

Item 4: Advisory Vote on the Ratification of Independent Auditors

Proxies signed, dated and returned unmarked will be voted FOR Item 4.

To be approved, Item 4 must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the item.

Item 5: Stockholder Proposal

Proxies signed, dated and returned unmarked will be voted AGAINST Item 5.

To be approved, Item 5 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the item. Broker nonvotes will not affect the outcome of the vote.

Item 6: Stockholder Proposal

Proxies signed, dated and returned unmarked will be voted AGAINST Item 6.

To be approved, Item 6 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the item. Broker nonvotes will not affect the outcome of the vote.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owner of five percent or more of the Company’s common stock as of December 31, 2022 (amounts shown are rounded to whole shares):

Name and Address of Beneficial Owner	Shares Beneficially Owned (a)		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	39,036,975	(b)	7.5

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	57,628,422	(c)	11.1

(a)

Numbers reflect the Company’s 50% stock dividend paid to stockholders on February 7, 2023. At the close of business on December 31, 2022, the Company had 347,983,110 shares of common stock outstanding (521,974,665 adjusted). The value of any resulting fractional share was paid in cash.

(b)

BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed February 7, 2023 that it has sole voting power over 34,560,397 shares and sole dispositive power over 39,036,975 shares (adjusted for 50% stock dividend).

(c)

The Vanguard Group, Inc. reported on Schedule 13G filed February 9, 2023 that it has shared voting power over 736,339 shares, sole dispositive power over 55,406,248 shares and shared dispositive power over 2,222,174 shares (adjusted for 50% stock dividend).

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following list includes all shares of the Company’s common stock beneficially owned by each Company director and Named Executive Officer, and by Company directors and executive officers as a group as of February 28, 2023 (amounts shown are rounded to whole share amounts).

Name	Shares Beneficially Owned (a)	Percent of Class
Michael T. Barkley	175,776(b)	*
Dame Alison J. Carnwath	15,921(c)	*
C. Michael Dozier	49,299(b)	*
Franklin L. Feder	18,775(c)	*
R. Preston Feight	379,974(b)	*
Beth E. Ford (retired April 24, 2023)	58,183(c)	*
Kirk S. Hachigian	64,406(c)	*
Roderick C. McGeary	43,371(c)	*
John M. Pigott	3,475,283(c)(d)	*
Mark C. Pigott	5,841,654(e)	1.12
Ganesh Ramaswamy	12,172(c)	*
Harrie C. Schippers	281,988(b)	*
Mark A. Schulz	42,099(c)	*
Darrin C. Siver	152,427(b)	*
Gregory M. E. Spierkel	66,126(c)	*
Total of all directors and executive officers as a group (19 individuals)	10,770,071	2.06

* Does not exceed one percent.

(a)	Numbers reflect the Company’s 50% stock dividend paid to stockholders on February 7, 2023.

(b)

Includes shares allocated in the SIP for which the participant has sole voting and investment power as follows: R. P. Feight 15,330; H. C. Schippers 2,586; M. T. Barkley 32,497; C. M. Dozier 17,761; D. C. Siver 22,040. Also includes restricted shares for which the participant has voting power as follows: R. P. Feight 11,375. Also includes restricted stock units (RSUs) without voting rights to be settled in shares of common stock as follows: R. P. Feight 86,810; H. C. Schippers 32,779; M. T. Barkley 13,385; C. M. Dozier 13,446; D. C. Siver 13,585. Also includes options to purchase shares exercisable within 60 days of February 28, 2023 as follows: R. P. Feight 173,211; H. C. Schippers 155,861; M. T. Barkley 78,054; D. C. Siver 63,495. Also includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan that are settled in shares of common stock: M. T. Barkley 1,704; D. C. Siver 3,764.

(c)

Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the “RSDC Plan”) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights in the RSDC Plan to be settled in shares of common stock as follows: Dame A. J. Carnwath 15,921; F. L. Feder 18,775; B. E. Ford 58,183; K. S. Hachigian 64,406; R. C. McGeary 43,371; J. M. Pigott 60,388; G. Ramaswamy 12,172; M. A. Schulz 28,643; G. M. E. Spierkel 66,126.

(d)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(e)

Includes 156,156 shares allocated in the SIP for which he has sole voting and investment power. Also includes options to purchase 128,427 shares exercisable within 60 days of February 28, 2023, and deferred cash awards accrued as 342,953 stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock. Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES FOR SOLICITATION

Expenses for solicitation of proxies will be paid for by the Company. In addition to the mailing of these proxy materials, solicitation may be made by directors, officers and employees of the Company through electronic, telephone or personal solicitation, which will be made without additional compensation. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders for a fee of approximately $11,000 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:	ELECTION OF DIRECTORS

Twelve directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as directors for a term expiring at the Annual Meeting of Stockholders in 2024. Ten of the nominees are currently serving as directors of the Company. Barbara Hulit and Cynthia Niekamp are nominees to join the Board. Beth Ford will retire from the Board effective April 24, 2023.

BOARD NOMINEES FOR DIRECTORS

(TERMS EXPIRE AT THE 2024 ANNUAL MEETING)

MARK C. PIGOTT, age 69, is Executive Chairman of the Company and has held that position since April 2014. Mr. Pigott was Chairman and Chief Executive Officer of the Company from January 1997-April 2014, Vice Chairman from January 1995-December 1996, Executive Vice President from December 1993-January 1995, Senior Vice President from January 1990-December 1993, and Vice President from October 1988-December 1989. He served as a director of Franklin Resources Inc., an investment management company, from 2011-2021. He is the brother of John M. Pigott, a director of the Company. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 44 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

DAME ALISON J. CARNWATH, age 70, has been a senior adviser to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners), since 2005, and chair of the advisory board at LivingBridge Services Ltd., a private equity firm since 1999, both based in the United Kingdom. She has served as a director of Coller Capital Ltd. since 2015, and as a director and audit committee chair of both EG Group and ASDA Group since 2021, all United Kingdom-based companies. She has been a member of the supervisory board and chair of the audit committee of BASF, a leading chemical company based in Germany, since 2014 and she has served as a director of Zurich Insurance Group since 2012 and currently serves as audit committee chair. She previously served as chair of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange (2008-2018); as non-executive chair of MF Global Holdings Ltd. (2008-2010); and as a non-executive director of BP p.l.c. (2018-2021) and the Man Group plc (2001-2013), both based in the United Kingdom. She has served as a director of the Company since 2005. Dame Alison has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chair (1999-2004) and chief executive (2001) of Vivendium PLC (formerly the Vitec Group), a British supplier to the broadcast industry, and 32 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin & Jenrette (1997-2000).

FRANKLIN L. FEDER, age 71, served as chief executive officer, Alcoa Latin America & Caribbean, of Alcoa Inc., a global producer of bauxite, alumina and aluminum, from 2004-2014. He previously served as vice president and director of corporate development of Alcoa Inc. from 1999-2004, chief financial officer of Alcoa Latin America from 1994-1999 and director corporate planning from 1990-1994. He was also managing partner of Technomic Consultores from 1978-1988, and a partner at Booz Allen Hamilton Inc. from 1989-1990. He has served as a director of Minerals Technologies Inc. since 2017. He has also served as a director of Companhia Brasileira de Aluminio and AES Tiete Energia since 2016 and of Prumo Logistica S.A. since 2019, all Brasil-based companies. He previously served as a director of Intercement Brasil from 2017-2020, a director of Loma Negra Corporation from 2018-2020, a director of Unigel from 2016-2018, a director of Grupo Dahma from 2015-2016 and a director of Alexander Proudfoot from 2014-2016. He has served as a director of the Company since 2018. Mr. Feder has the attributes and qualifications listed in the Company guidelines for board membership including an M.B.A. from IMD in Lausanne, Switzerland and a B.A. from the Getulio Vargas Foundation in Sao Paulo, Brasil.

R. PRESTON FEIGHT, age 55, is Chief Executive Officer of the Company and has held that position since July 2019. Mr. Feight served as Executive Vice President of the Company from September 2018-June 2019, PACCAR Vice President and President of DAF Trucks from April 2016-August 2018, General Manager of Kenworth Truck Company and Vice President of PACCAR from January 2015-March 2016, Kenworth Assistant General Manager for Marketing and Sales from April 2012-December 2014 and Kenworth Chief Engineer from August 2008-March 2012. Previously he worked as an engineer at Ford Motor Company for six years and as an engineer at AlliedSignal Inc. for two years. He has served as a director of the Company since 2019. Mr. Feight has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. in mechanical engineering from Northern Arizona University, an M.S. in engineering management from the University of Colorado and thorough knowledge of the global commercial vehicle industry gained through 25 years with the Company.

KIRK S. HACHIGIAN, age 63, served as executive chairman of JELD-WEN Holding, Inc., a global manufacturer of windows and doors, from 2016-2019; and as JELD-WEN’s chairman and chief executive officer from 2014-2016. He served as chairman and chief executive officer of Cooper Industries plc, a global manufacturer of electrical products, from 2005 to 2012. Prior to joining Cooper, Mr. Hachigian was an executive with General Electric Company for eight years, including assignments in Mexico and Asia. He has served as the chairman of Allegion plc since January 2023 and as a director since 2013, including as chair of the corporate governance and nominating committee and previously as lead director. He has served as a director of NextEra Energy Inc. since 2013 and as a director of Cabinetworks Group from 2021-2022. He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in mechanical engineering from University of California at Berkeley and an M.B.A. from the University of Pennsylvania’s Wharton School.

BARBARA B. HULIT, age 56, served as chief executive officer and president of the Advanced Healthcare Solutions segment of Fortive Corporation from July 2021 to April 2022, and as senior vice president from June 2016 to July 2021. While at Fortive, she had company-wide responsibility for the Fortive Business System (FBS) office, IT, procurement and high growth markets. Prior to the 2016 spin-off of Fortive from Danaher Corporation, Ms. Hulit held multiple executive roles at Danaher, including leading the Danaher Business System (DBS) office from 2012 to 2016 and serving as president of Fluke Corporation from 2005 to 2012. Prior to joining Danaher, Ms. Hulit worked at The Boston Consulting Group for 13 years where she focused primarily on growth strategies. Ms. Hulit has served as a director of Envista Holdings Corporation, a global dental business, since 2021, as a director of Novanta Inc., a global technology supplier to medical and industrial manufacturers, since 2022. She has served as a member of the Dean’s Advisory Council for the Graduate School of the Kellogg School of Management at Northwestern University since 2012. Ms. Hulit has the attributes and qualifications listed in the Company guidelines for board membership including an M.B.A from the Kellogg School of Management at Northwestern University, a B.A. in marketing from the University of Texas and over 30 years of experience in business strategy, operations, innovation, M&A and IT.

RODERICK C. MCGEARY, age 72, served in consulting and audit roles with KPMG LLP from 1972-2000 culminating in the position as co-vice chairman of consulting (1997-1999). He has served as a director of Raymond James Financial, Inc. since September 2015. He was chairman of BearingPoint Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004-2009 and was its interim chief executive officer from 2004-2005. He has served as a director of Cisco Systems since 2003. He has served as a director of the Company since 2012. Mr. McGeary has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in accounting from Lehigh University, strong experience as a certified public accountant and extensive experience in management and technology consulting.

CYNTHIA A. NIEKAMP, age 63, served as senior vice president of automotive coatings at PPG Industries, Inc., a global leader in performance and industrial coatings. Ms. Niekamp joined PPG in 2009 as vice president of automotive coatings and was promoted to senior vice president in 2010. She also served as a member of the PPG operating committee from 2010 to 2016. Prior to joining PPG, Ms. Niekamp served as president and general manager of BorgWarner’s TorqTransfer Systems division, a global supplier of engineered-four-wheel drive systems to major automakers, from 2004 to 2008. She also served in various executive roles for MeadWestvaco Corporation (now part of WestRock Company) from 1995 to 2004, including as vice president, corporate strategy and planning; senior vice president, strategy and specialty operations; and chief financial officer. Ms. Niekamp has served as a director of Ball Corporation, a global provider of metal packaging and aerospace technologies, since 2016. She previously served as a director of Magna International Inc. (2014-2022), Cooper Tire & Rubber Company (2011–2014), Rockwood Specialty Holdings (2006-2009) and Delphi Corporation (2003-2005). Ms. Niekamp has the attributes and qualifications listed in the Company guidelines for board membership including an M.B.A. from Harvard University, a bachelor’s degree with distinction, industrial engineering, from Purdue University and over 33 years of experience in business and financial management, corporate strategy, emerging markets and strategic acquisitions.

JOHN M. PIGOTT, age 59, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford, an M.B.A. from UCLA and a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GANESH RAMASWAMY, age 54, is Executive Vice President of Industrial & Energy Technology at Baker Hughes, an energy technology company with a diversified portfolio of technologies and services that span the energy and industrial value chain. Mr. Ramaswamy previously served as President of Global Services for Johnson Controls, a worldwide provider of technologies and solutions for buildings, from 2019 to 2022. From 2015 to 2019, Mr. Ramaswamy served in executive roles at Danaher Corporation, a diversified manufacturer of life sciences, diagnostics, and industrial products and services. His roles at Danaher included Senior Vice President of High Growth Markets at Beckman Coulter Diagnostics; President of Videojet Technologies; and Group Executive for Marking & Coding. From 2011 to 2015, Mr. Ramaswamy held executive roles at Hoya Corporation, including as President of Pentax Medical, a provider of endoscopic imaging devices and solutions. He began his career in product development and general management at GE Global Research and GE Healthcare. Mr. Ramaswamy has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D. in mechanical engineering from the University of Pennsylvania, an M.B.A. from the University of Wisconsin – Milwaukee, an M.S. in mechanical engineering from Auburn University and a B.Tech. in mechanical engineering from the University of Kerala.

MARK A. SCHULZ, age 70, is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007 and in a variety of executive roles during 35 years with Ford, including running Ford’s Mazda, Jaguar, Land Rover and Aston Martin affiliates and setting up manufacturing and distribution operations in South America, Europe, Asia and Africa. He has served as a director of NWTN Inc. since 2023. He has also served as a director of Dana Incorporated (2008-2018), as a director of Yellow Corporation (2007-2009) and as a director of the National Committee of United States-China Relations and the United States-China Business Council. He has served as a director of the Company since 2012 and as lead director since January 2020. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an M.B.A. from the University of Detroit, an M.S. in management from the Massachusetts Institute of Technology and over 35 years of management experience in the automotive industry worldwide.

GREGORY M. E. SPIERKEL, age 66, served as chief executive officer of Ingram Micro Inc., a worldwide distributor of technology products, from 2005-2012. He previously served as president from March 2004-April 2005. During his 14-year tenure with that company, he held other senior positions including executive vice president. He has served as a director of MGM Resorts International since 2013 and as a director of Schneider Electric (Paris) since 2014. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an M.B.A. from Georgetown University and 32 years of management experience around the world including seven years as chief executive of Ingram Micro.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons served as independent directors in 2022 as defined by Nasdaq Rule 5605(a)(2): Dame Alison J. Carnwath, Franklin L. Feder, Beth E. Ford, Kirk S. Hachigian, Roderick C. McGeary, Ganesh Ramaswamy, Mark A. Schulz and Gregory M. E. Spierkel.

The Board of Directors maintains a corporate governance section on the Company’s website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/about-us/board-of-directors. The Corporate Governance Guidelines prohibit the Company’s directors and executive officers from hedging or pledging their ownership of PACCAR stock. Employees, other than executive officers, are generally permitted to engage in transactions designed to hedge or offset market risk.

The Company’s leadership structure includes an Executive Chairman, a Chief Executive Officer and an independent lead director who serves for a three-year term. M. A. Schulz currently serves as lead director and was reelected for a three-year term beginning in January 2023. This leadership structure, in which the roles of the Executive Chairman and Chief Executive Officer are separate, together with an experienced and engaged lead director and independent key committees, is appropriate for the Company because it effectively allocates authority, responsibility and oversight between management, the Executive Chairman and the independent members of the Board.

The Company has policies to ensure a strong and independent board. The Board regularly meets in executive session without management. The lead director presides over the executive sessions of the Board’s independent directors. Seventy-three percent of the Company’s eleven current directors are independent as defined under Nasdaq rules.

The Board oversees risk through management presentations at Board meetings and through its Audit, Compensation and Nominating and Governance Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures, including cybersecurity risk, and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the Committee reports to the full Board at least four times a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk. The Nominating and Governance Committee oversees potential environmental, social and governance (ESG) risks and monitors legal developments and trends.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2022. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2022.

The Board has four standing committees. The members of each committee in 2022 are listed below with the chair of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
R. C. McGeary A. J. Carnwath F. L. Feder G. M. E. Spierkel	G. M. E. Spierkel B. E. Ford K. S. Hachigian G. Ramaswamy	M. C. Pigott J. M. Pigott M. A. Schulz	M. A. Schulz A. J. Carnwath B. E. Ford R. C. McGeary

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee annually assesses the independent public accounting firm’s qualifications, independence, performance and whether there should be a rotation of the Company’s independent accounting firm. The Committee and its chairperson are involved in the selection of the audit firm’s lead engagement partner. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Company has a rigorous and thorough cybersecurity protocol. The Company’s information security risk council updates the Audit Committee throughout the year and also prepares reports for the Board of Directors. Members of the Audit Committee have cybersecurity expertise.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/about-us/board-of-directors/audit-committee-charter. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and Nasdaq rules. The Board of Directors designated all four members of the Audit Committee as financial experts. The Committee met six times in 2022.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long-Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO and other executive officers. In 2022, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to provide a market analysis of the compensation of the executive officers. Mercer analyzed data from the Peer Companies (defined in the Compensation Discussion and Analysis section below) and industry surveys and reported its results to the Committee. Mercer was paid $96,000 for this project. Mercer and its affiliates were also retained by the Company to provide insurance brokerage and human resources consulting services and were paid $86,884 in the aggregate for these additional services. The Committee did not review or approve the other services provided by Mercer and its affiliates for the Company, as those services were approved by management in the normal course of business. The Committee conducted an independence assessment, and no conflict of interest was identified.

The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/about-us/board-of-directors/compensation-committee-charter. All four members of the Committee meet the director independence requirements of the SEC and Nasdaq rules and the “nonemployee director” requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Committee met five times in 2022.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters, including director compensation, and environmental and social matters.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/about-us/board-of-directors/guidelines-for-board-membership. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board. The Committee recognizes the importance of having a diversity of gender, heritage and backgrounds to ensure that a variety of opinions and perspectives are represented on the Board. Initial lists of director candidates include qualified racially/ethnically and gender diverse candidates. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company’s Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the members of the Board of Directors.

The Company’s Bylaws provide for proxy access by eligible stockholders. Stockholder nominations require compliance with Article III, Section 7 of the Bylaws.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/about-us/board-of-directors/nominating-and-governance-committee. Each of the four Committee members meets the independence requirements of the Nasdaq rules. The Committee met four times in 2022.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action three times in 2022.

Board Composition and Diversity

PACCAR’s Board of Directors is committed to a broad range of experience and expertise that will build on the Company’s 117-year record of success. The composition of the Board reflects different genders, ethnicities, and geographic and cultural backgrounds that enhance the Board’s understanding of our employees, customers, dealers and other stakeholders.

Board Diversity Matrix (as of March 15, 2023)
Total Number of Directors	11
	Female	Male
Part I: Gender Identity
Directors	2	9
Part II: Demographic Background
Asian	—	1
Hispanic or Latinx	—	1
White	2	8
Two or More Races or Ethnicities	—	1
LGBTQ+	1

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ended December 31, 2022:

Summary Compensation

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	All Other Compensation ($) (c)	Total ($) (d)
A. J. Carnwath	160,000	165,015	5,000	330,015
F. L. Feder	145,000	165,015	5,000	315,015
B. E. Ford	155,000	165,015	5,000	325,015
K. S. Hachigian	140,000	165,015	5,000	310,015
R. C. McGeary	185,000	165,015	5,000	355,015
J. M. Pigott	125,000	165,015	5,000	295,015
G. Ramaswamy	140,000	165,015	5,000	310,015
M. A. Schulz	187,500	165,015	10,000	362,515
G. M. E. Spierkel	177,500	165,015	5,000	347,515

(a)

Fees for non-employee directors include the 2022 annual retainer of $125,000, annual retainers of $20,000 for each member of the audit committee and annual retainers of $15,000 for each member of the compensation and nominating and governance committees, all paid quarterly. In addition, an annual $30,000 retainer is payable quarterly to the lead director, an annual $25,000 retainer is payable quarterly to the chair of the audit committee and an annual $17,500 retainer is payable quarterly to the chairs of the compensation and nominating and governance committees. If newly elected or retired during the calendar year, the non-employee director receives a prorated retainer. B. E. Ford and G. Ramaswamy elected to defer fees into stock units pursuant to the terms of the RSDC Plan described in the narrative below.

(b)

The grant date fair value of the restricted stock or RSU award granted on January 3, 2022 to non-employee directors was $165,015, calculated in accordance with FASB ASC Topic 718. See Note R, Stock Compensation Plans, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. On December 31, 2022, non-employee directors did not hold any unvested shares of restricted stock and held unvested RSUs as follows: Dame A. J. Carnwath 8,284; F. L. Feder 8,284; B. E. Ford 8,284; K. S. Hachigian 8,284; R. C. McGeary 8,284; J. M. Pigott 8,284; G. Ramaswamy 4,647; M. A. Schulz 8,284; G. M. E. Spierkel 8,284 (adjusted to reflect the Company’s 50% stock dividend paid on February 7, 2023).

(c)

Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant. In 2022, the PACCAR Foundation matched a gift of $5,000 made by M. A. Schulz to an educational institution. In addition to the Company’s matching gift program, the PACCAR Foundation made donations of $5,000 each to charitable organizations selected by Dame A. J. Carnwath, F. L. Feder, B. E. Ford, K. S. Hachigian, R. C. McGeary, J. M. Pigott, G. Ramaswamy, M. A. Schulz and G. M. E. Spierkel.

(d)

B. E. Ford and G. Ramaswamy deferred some or all of their cash compensation earned in 2022 into stock units. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Non-Employee Director Compensation Program

In addition to the cash compensation described in footnote (a) above, on the first business day of the year, each non-employee director receives $165,000 in restricted stock or RSUs under the RSDC Plan. The number of restricted shares or RSUs is determined by dividing $165,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors newly elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. RSUs are credited to the director’s deferred stock unit account. Restricted shares or RSUs vest three years after the date of grant or upon retirement, death or disability. Restricted shares receive dividends and voting rights and RSUs receive dividend equivalents (treated as if reinvested at the closing price of Company stock on the dividend date) and have no voting rights.

Non-employee directors may also elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. The stock unit account is credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Stock units receive dividend equivalents (as described above) and have no voting rights.

Deferred accounts are paid out at or after retirement or termination in accordance with the director’s election. The stock unit account is distributed in shares of the Company’s common stock. The deferred stock units held by non-employee directors are reflected in footnote (c) to the Stock Ownership Table on page 5.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs related to their service as a PACCAR director.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least five times their annual cash retainer in Company stock and/or deferred stock units while serving as a director. Directors have five years from date of appointment to attain this ownership threshold. All non-employee directors with five or more years of service have the required stockholding as of January 1, 2023.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

DELINQUENT SECTION 16(a) REPORTS

The Company believes that all of its directors and executive officers complied with all reporting requirements of Section 16(a) of the Exchange Act on a timely basis during 2022, based on written representations from the directors and officers that all reportable transactions were reported, except for the following: One report on Form 4, covering one transaction, for director F. L. Feder was filed one day late; and a report on Form 3 and one report on Form 4, covering one transaction, for officer P. H. Bolgar were filed late because the Company did not receive EDGAR filing codes by the due dates of the reports. In addition, a report on Form 3 filed in 2020 for officer M. K. Walton inadvertently omitted stock units held in the Deferred Compensation Plan.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary of Company Performance and Compensation Practices

In 2022, the Company reported record net sales and revenues of $28.82 billion and record net income of $3.01 billion. The Company has achieved 84 consecutive years of net income, paid annual dividends every year since 1941 and delivered a total stockholder return of 17.1 percent in 2022. PACCAR’s average annual total return to stockholders has exceeded that of the S&P 500 Index over the past 1-, 2-, 3-, 5- and 20-year periods ended December 31, 2022.

2022 Financial Results and Business Highlights:

•	Record consolidated net sales and revenues of $28.82 billion

•	Record net income of $3.01 billion

•	Record year-end stockholders’ equity of $13.17 billion

•	Record cash dividends declared of $1.46 billion

•	10.4% after-tax return on revenues

•	Record PACCAR Parts revenue of $5.76 billion

•	Record PACCAR Parts pre-tax income of $1.45 billion

•	Financial Services assets of $17.18 billion

•	Financial Services new business volume of $6.2 billion

•	Record Financial Services pre-tax income of $588.9 million

•	Cash provided by operations of $3.03 billion

•	Delivered 185,900 vehicles worldwide

Key Compensation and Governance Practices

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for generating outstanding performance for stockholders.

•	Incentive-based pay (“Pay for Performance”) represents approximately 69 percent of the Named Executive Officers’ target total compensation.

•	Net income is the key metric in the annual incentive compensation program.

•	The key metrics for long-term incentive cash awards are the three-year change in net income, return on sales and return on capital compared with Peer Companies.

•	Executive officer stock ownership guidelines and holding requirements align executives’ long-term goals with that of stockholders.

•	There are no employment contracts, excise tax gross ups or significant perquisites for executive officers.

•	The Company does not discount, backdate, reprice or grant equity awards retroactively and prohibits the buy-out of underwater options.

•	The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•

The Company may claw back executive officer incentive compensation where a financial restatement is caused by fraud and the incentive compensation was based on financial results impacted by the restatement.

Compensation Program Objectives and Structure

PACCAR’s compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors. The programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. The Company has achieved 84 consecutive years of net income, paid annual dividends every year since 1941 and delivered a total stockholder return of 17.1 percent in 2022. PACCAR’s average annual total return to stockholders has exceeded that of the S&P 500 Index over the past 1-, 2-, 3-, 5- and 20-year periods ended December 31, 2022. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company profit targets and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long-Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by net income change, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock or restricted stock units (RSUs).

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short- and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 30, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations.

The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Stockholder Approval for the Company’s Executive Compensation Programs

In 2020, stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote), with 96 percent of the shares voting to approve the Company’s compensation practices. The Committee believes the stockholder vote affirms the Company’s conservative approach to executive compensation. In 2017, an advisory vote was taken on the frequency of review of our executive compensation program. A majority of the shares that voted on this proposal approved a three-year period for review of the executive compensation program.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including job responsibilities, Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.    The Committee periodically utilizes information from published compensation surveys as well as compensation data from Peer Companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants.    The Committee periodically retains a compensation consultant to assess the competitiveness of the Company’s compensation programs. In 2022, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to evaluate the executive base salaries and total compensation structure, which were previously reviewed in 2020. Mercer compiled compensation data from the Company’s Peer Companies, as well as from a Mercer study concerning executive compensation in the United States and a Willis Towers Watson survey. Mercer provided the Committee with aggregated data obtained from the surveyed companies. The review indicated that the Company’s salary structure midpoints were on average two percent below the market median. Mercer reported its findings to the Committee and proposed a revised salary structure with midpoints increased to be on average five percent above the market median. The Committee adopted the proposed executive salary structure effective January 1, 2023.

Peer Companies.    As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company Performance Goal. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes. The Peer Companies are listed below. The Peer Group Index is listed on page 42. Commencing with the 2023-2025 LTIP cycle, Daimler Truck Holding AG, Iveco Group N.V. and Terex Corporation will replace CNH Industrial N.V., Dana Incorporated and Meritor Inc. as Peer Companies.

Company Name (a)	FY 2022 Revenue (in $ billions)
PACCAR Inc	28.8
AGCO Corporation	12.7
Caterpillar Inc.	59.4
CNH Industrial N.V.	23.6
Cummins Inc.	28.1
Dana Incorporated	10.2
Deere & Company	52.6
Eaton Corporation	20.8
Oshkosh Corporation	8.3
TRATON SE	42.5
AB Volvo	47.0

(a)	Meritor Inc. is not listed for FY 2022 due to its acquisition by Cummins Inc.

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash and long-term incentives consisting of cash, stock options and restricted stock/RSUs.

Compensation Element	Designed To Reward	Relationship To The Objectives

Base Salary	• Experience, knowledge of the industry, duties and scope of responsibility	• Provides a level of cash compensation to attract and retain talented executives to the Company who can continue to improve the Company’s overall performance

Short-Term Incentive Compensation	• Success in achieving annual objectives	• Motivates executives to achieve specific Company-wide and business unit objectives • Provides competitive compensation to attract and retain talented executives

Long-Term Incentive Compensation	• Continued excellence and attainment of objectives over time • Success in long-term growth and development

•  Motivates executives to achieve long-term business unit and Company-wide objectives

•  Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value

•  Provides competitive compensation to attract and retain talented executives

Compensation Mix.    The Company’s executive compensation program structure includes a balance of salary and annual and long-term incentives, including Company equity. For 2022, the Committee approved target allocations as displayed below for R. P. Feight, the Company’s CEO, and the other Named Executive Officers. The Company believes these allocations promote its objectives of profitable growth and superior long-term results, which benefit stockholders.

Base Salary.    Base salary provides a level of compensation that is competitive with industry Peer Companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2022 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2022. The Committee considered performance, the addition of new responsibilities and the midpoint of the base salary range. The Chief Executive Officer suggested salary revisions for the other Named Executive Officers. The Committee approved salary percentage increases in 2022 as follows: H. C. Schippers, 5.3 percent; M. T. Barkley, 8.3 percent; C. M. Dozier, 8.3 percent; D. C. Siver, 8.3 percent. The Committee believes these increases align the Named Executive Officers with the salaries of the median of the industry peer group reflecting current market trends and the responsibilities of the Named Executive Officers. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).    This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. Subject to the funding maximums established by the Committee that are described below under the heading “IC Funding Limit”, the Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2022 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140% and above

% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net income goal. The Committee has chosen net income, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the majority of the 2022 annual incentive compensation for the Chief Executive Officer and a substantial portion of the annual incentive compensation for each of the Named Executive Officers is based upon Company net income performance. The net income goal is proposed by Company management and approved by the Board and the Committee before or within the first 90 days of each year. The target level represents an amount of net income that the Committee determines is attainable with excellent performance under expected economic conditions. The remaining goals for the Chief Executive Officer and the other Named Executive Officers are based upon individual business unit or leadership criteria determined by the Committee for the Chief Executive Officer and by the Chief Executive Officer for the other Named Executive Officers. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

For 2022, the Company’s net income target was $2.1 billion with a minimum incentive compensation threshold of $1.8 billion and a maximum incentive compensation threshold of $2.5 billion. Actual net income achieved was $3.01 billion. The Committee approved an overall payment for R. P. Feight of 190 percent of target, based on 140 percent achievement of the Company profit goal and 130 percent for his leadership in achieving the Company’s strategic initiatives in his role as Chief Executive Officer. The Committee approved an overall payment for H. C. Schippers of 184.5 percent of target, including 137.1 percent achievement of the business unit profit goal and 130 percent achievement for his leadership of Company growth initiatives. The Committee approved an overall payment for M. T. Barkley of 176 percent of target, including 127.5 percent for his leadership of Company growth initiatives. The Committee approved an overall payment for C. M. Dozier of 170.3 percent of target, including 123.2 percent achievement of the business unit profit goals and 115 percent achievement for his leadership of Company growth initiatives. The Committee approved an overall payment for D. C. Siver of 177 percent of target, including 138.8 percent achievement of the business unit profit goals and 115 percent achievement for his leadership of Company growth initiatives. The Committee exercised discretion to reduce each Named Executive Officer’s maximum funding amount described below under the heading “IC Funding Limit” in determining payout as described above.

The following table outlines the 2022 goals and incentive awards for each of the current Named Executive Officers:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
R. P. Feight Chief Executive Officer	Company Profit Goal Business Leadership	125	75 25	190.0

H. C. Schippers President & Chief Financial Officer	Company Profit Goal Business Unit Profit Business Leadership	95	40 30 30	184.5

M. T. Barkley Senior Vice President & Controller	Company Profit Goal Business Leadership	70	40 60	176.0

C. M. Dozier Senior Vice President (a)	Company Profit Goal Business Unit Profit Business Leadership	70	40 30 30	170.3

D. C. Siver Senior Vice President (a)	Company Profit Goal Business Unit Profit Business Leadership	70	40 30 30	177.0

(a)	Promoted to Executive Vice President effective January 1, 2023.

IC Funding Limit.    IC awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders. The maximum amount that may be paid to any eligible participant in any year under the IC Plan is $4,500,000. Pursuant to the IC Plan, the Committee established a yearly funding plan limit for 2022 IC awards equal to a percentage of the Company’s net income (the “Annual Pool”) and assigned a percentage of the Annual Pool to each Named Executive Officer. The 2022 funding limit equaled three percent of the Company’s net income and the corresponding maximum share of such pool for the current Chief Executive Officer and the next four most highly compensated executive officers was 44.7 percent, 23.2 percent, 10.7 percent, 10.7 percent and 10.7 percent, respectively. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award otherwise payable to the Named Executive Officers under each officer’s funding maximum based on the achievement of the IC Plan goals, an assessment of individual performance and other factors within the discretion of the Committee. The Committee exercised such discretion in determining the IC awards for 2022 performance.

Long-Term Incentive Compensation (“LTIP”).    The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options and cash incentive awards. The program also includes restricted stock/RSUs, which are awarded to certain executives based on the attainment of an annual performance goal and vest over three years. The LTIP aligns the interests of executives with those of stockholders to focus on long-term growth in stockholder value. The 2022 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock/RSUs
R. P. Feight	250%	600%	250%
H. C. Schippers	110%	400%	120%
M. T. Barkley	80%	200%	80%
C. M. Dozier	80%	200%	80%
D. C. Siver	80%	200%	80%

Long-term incentive compensation cash award.    This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies’ performance over a three-year period. Company performance is measured by the three-year change in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year. Beginning with the 2023-2025 LTIP cycle, the Company added total shareholder return as a fourth equally weighted metric for the Company Performance Goal.

Subject to the funding maximums established by the Committee that are described below under the heading “LTIP Funding Limit,” the Committee approved the following goals for the 2022-2024 cycle:

Name	Financial Performance and Individual Performance Measures for LTIP 2022-2024 Cycle	Performance Measure as a % of Target
R. P. Feight	Company Performance Goal Business Leadership	70 30
H. C. Schippers	Company Performance Goal Business Unit Profit Business Leadership	50 30 20
M. T. Barkley	Company Performance Goal Company Profit Business Leadership	40 30 30
C. M. Dozier	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
D. C. Siver	Company Performance Goal Business Unit Profit Business Leadership	50 25 25

The Committee believes that the three-year change in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies. The Company has used this rigorous comparison goal for over 15 years. During that period the Company ranked above 50 percent of the Peer Companies in 12 of the last 15 years, demonstrating excellent performance against the Peer Companies and providing superior returns to stockholders.

The remaining portion of the award for the Chief Executive Officer and the Named Executive Officers is based upon individual business unit and leadership goals determined by the Committee for the Chief Executive Officer, and by the Chief Executive Officer for the other Named Executive Officers, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150% and above

% of Target Paid	0%	50%	100%	150%	200%

In April 2022, the Committee determined cash awards for the three-year period ending December 31, 2021. For the 2019-2021 LTIP cycle, the Company ranked fourth among the twelve Peer Companies and the Committee approved a payout of 136 percent of target on the Company Performance Goal for each Named Executive Officer.

All Named Executive Officers in the 2019-2021 LTIP cycle had goals in addition to the Company Performance Goal. The award for R. P. Feight was based 25 percent on strategic goals focused on market share growth and PACCAR’s zero emissions strategy development. The Committee determined that R. P. Feight exceeded each goal and approved an overall payout of 137.3 percent of target. The award for H. C. Schippers was based 30 percent on business unit profit at DAF and Worldwide Financial Services and 20 percent on business unit leadership. The Committee determined that H. C. Schippers exceeded each goal and approved an overall payout of 117.7 percent of target. The award for M. T. Barkley was based 60 percent on business unit leadership. The Committee determined that M. T. Barkley exceeded each goal and approved an overall payout of 141.6 percent of target. The award for C. M. Dozier was based 50 percent on business unit profit at Kenworth and 25 percent on business unit leadership. The Committee determined that C. M. Dozier exceeded each goal and approved an overall payout of 119.8 percent of target. The award for D. C. Siver was based 25 percent on business unit profit at Peterbilt, PACCAR Parts and PACCAR Engine Company and 25 percent on business unit leadership. The Committee determined that D. C. Siver exceeded each goal and approved an overall payout of 128.2 percent of target. The Committee exercised discretion to reduce each Named Executive Officer’s maximum funding amount described below under the heading “LTIP Funding Limit” in determining payout as described above. The long-term cash awards for the 2020-2022 LTIP cycle have not been determined as of the date of this proxy statement because peer group comparison data was not available.

LTIP Funding Limit.    The maximum cash portion amount that may be paid to any eligible participant in any year under the LTIP program is $7,000,000. The LTIP awards for the Named Executive Officers are subject to the conditions of payment set forth in the Long-Term Incentive Plan. Pursuant to the LTIP, the Committee established a funding limit for the 2022-2024 LTIP performance cycle equal to one percent of the Company’s cumulative net income and the maximum share of such pool assigned to the current Chief Executive Officer and the next four most highly compensated executive officers was 58.5 percent, 17.5 percent, 8.0 percent, 8.0 percent and 8.0 percent, respectively. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award otherwise payable to the Named Executive Officers under each officer’s funding maximum based on the achievement of the LTIP goals, an assessment of individual performance and other factors within the discretion of the Committee.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release and are not repriced, backdated or purchased by the Company. The number of options is determined by multiplying the executive’s base salary on the grant date by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Options become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. A participant who elects to retire at age 62 with 15 years of service, but before age 65, has ten years from date of grant to exercise vested options and a prorated number of stock options which are not otherwise exercisable at the time of retirement will become immediately exercisable, and may thereafter be exercised by the participant at any time within ten years after the date of grant. A participant who retires at or after age 65 has the full term to exercise options and unvested options will continue to vest. Vesting may be accelerated in the event of a change in control.

The Committee granted stock options on February 7, 2022 in accordance with the target award percentages listed on page 20. All stock options granted in 2022 vest and become exercisable on January 1, 2025 and remain exercisable until February 7, 2032, unless the participant’s employment terminates earlier for reasons other than retirement or the participant is demoted to an ineligible position.

Annual restricted stock program.    Performance-based restricted stock and RSUs are included in the program because they link the interests of executives directly with stockholders’ interests through increased individual stock ownership and add a performance goal that is tied to the success of the Company’s business. The Committee sets a Company performance goal on or before the first 90 days of the year, and restricted stock or RSU grants are made in the following year if the Committee determines that the performance goal is achieved. The number of restricted shares or RSUs is determined by multiplying the executive’s base salary by the target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The restricted stock or RSUs vest 25 percent on the first day of the month following the grant and an additional 25 percent on each succeeding first of January. Unvested awards are forfeited upon termination unless termination is by reason of death, disability or retirement. All awards vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the restricted shares and to receive cash dividends. Named Executive Officers may elect to receive RSUs instead of restricted stock on the above terms, except that RSUs do not have voting rights and receive dividend equivalents that are credited to a stock unit account.

The performance goal for 2022 was five percent after-tax return on revenue. The goal was determined based on the average return on revenues of heavy- and medium-duty truck manufacturers in Europe and North America. Return on revenue is defined as net income divided by total revenues.

On February 7, 2023, the Committee determined that the 2022 performance goal was achieved and approved the grant of restricted stock or RSUs consistent with the target award percentages listed on page 20. The restricted stock or RSUs granted on February 8, 2023 for 2022 performance are included in footnote (c) on page 27.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Under his leadership in 2022, the Company achieved record annual revenues and record net income.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 31, which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock unit accounts are paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments in accordance with the executive’s payment election. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Company’s executive officers are required to meet stock ownership guidelines that reflect alignment of senior executives’ long-term goals with that of the Company stockholders. The minimum number of shares of Company stock and deferred stock units expected to be held by each category of executive officer is as follows: the Chief Executive Officer — five times base salary; other Named Executive Officers — three times base salary; and other executive officers — one times base salary. Company executive officers have three years from the first January after the executive first holds the qualifying position to attain the stock ownership target. The Committee reviews compliance with the guidelines each year. Executives who are not in compliance with the ownership threshold must retain all vested stock awards and at least 50 percent of after-tax shares acquired through the exercise of stock options until the applicable stock ownership threshold is met. As of January 1, 2023, all executive officers either had achieved the stock ownership threshold or were within the time allowed to meet it.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause, a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Long-term cash incentives are prorated upon retirement at age 62, with 15 years of service, or death and are awarded at the maximum level upon a change in control. The annual restricted stock/RSU grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Tax Treatment

While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee believes that it is in the best interests of our stockholders to structure a program that is considered to be the most effective in attracting, motivating and retaining key executives.

Compensation Forfeiture

In the event the Board determines that an executive officer has engaged in misconduct detrimental to the Company, including fraudulent conduct which results in a material inaccuracy in the Company’s financial statements, the officer may be terminated for cause and all unpaid compensation forfeited. Cause is defined to include: an act of embezzlement, fraud or theft; the deliberate disregard of the rules of the Company or a subsidiary; any unauthorized disclosure of any secret or confidential information of the Company or a subsidiary; any conduct which constitutes unfair competition with the Company or a subsidiary; or inducing any customer of the Company or a subsidiary to breach any contracts with the Company or a subsidiary. The provisions do not allow for recoupment of base salary which has been previously paid.

In the event the Board determines that an executive officer has engaged in fraud that has caused or substantially contributed to material restatement of the Company’s financial statements, the Board in its discretion may recover from the officer or former officer any incentive compensation award which was based in whole or in part on financial results that were subject to a material restatement.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize Pay for Performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (“CD&A”) for 2022 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the CD&A be included in the Company’s proxy statement for the 2023 Annual Meeting and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

THE COMPENSATION COMMITTEE

G. M. E. Spierkel, Chairman

B. E. Ford

K. S. Hachigian

G. Ramaswamy

2022 Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years ended December 31, 2022:

Name and Principal Position	Year	Salary ($)	Stock Awards (Restricted Stock/ RSUs) ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
R. P. Feight	2022	1,400,000	3,850,000	1,323,050	3,325,000	43,437	20,250	9,961,737
Chief Executive Officer	2021	1,393,077	3,850,000	1,372,256	3,143,490	3,022,430	19,500	12,800,753
	2020	1,200,000	2,640,000	748,524	1,398,660	2,764,444	19,250	8,770,878

H. C. Schippers	2022	994,038	1,320,000	630,020	1,745,447	124,863	15,250	4,829,618
President & Chief	2021	948,269	1,254,000	620,806	2,282,113	1,176,042	14,500	6,295,730
Financial Officer	2020	856,731	1,122,000	432,827	2,021,209	1,346,693	14,250	5,793,710

M. T. Barkley	2022	627,500	528,000	189,032	775,134	825	20,250	2,140,741
Senior Vice President &	2021	597,231	528,000	196,053	1,091,628	345,714	19,500	2,778,126
Controller	2020	520,000	371,800	125,786	867,252	892,293	14,250	2,791,381

C. M. Dozier	2022	635,769	528,000	189,032	759,964	0	15,250	2,128,015
Senior Vice President (f)	2021	596,538	528,000	196,053	859,530	861,450	14,500	3,056,071

D. C. Siver	2022	635,769	528,000	189,032	789,863	458	15,250	2,158,372
Senior Vice President (f)	2021	600,000	528,000	196,053	1,008,400	499,034	14,500	2,845,987
	2020	556,731	393,250	133,040	887,480	1,298,537	14,250	3,283,288

(a)

Represents dollar-denominated restricted equity rights awarded in 2022 under the LTIP and settled in restricted stock or RSUs in February 2023 following achievement of an annual performance goal. The amounts shown are calculated by applying the applicable target award percentage to the individual’s maximum potential base salary.

(b)

Represents the aggregate grant date fair value of stock options granted under the LTIP on February 7, 2022, February 4, 2021 and February 4, 2020, calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note R in the Consolidated Financial Statements in the Company’s Annual Reports on Form 10-K for 2022, 2021 and 2020.

(c)

Amounts for 2022 represent the awards earned under the IC Plan in 2022 that are determined and paid in 2023. Cash awards earned under the LTIP for the 2020-2022 cycle will not be determined until late April 2023. Amounts for 2021 and 2020 include IC and LTIP cash awards.

(d)

Represents the aggregate change in value during 2022 of benefits accrued under the Company’s qualified defined-benefit retirement plan and Supplemental Retirement Plan (R. P. Feight $43,437; H. C. Schippers $121,740; M. T. Barkley $(741,190); C. M. Dozier $(1,008,772); D. C. Siver $(1,180,331)); H. C. Schippers change in value of benefits accrued under the DAF defined benefit plan and his transition agreement, $(151,224) and $154,347, respectively; and the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. T. Barkley $825; D. C. Siver $458). Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)

Represents Company matching contributions to the SIP (401(k) plan) of $15,250 for each Named Executive Officer for 2022, $14,500 for 2021 and $14,250 for 2020. In 2022 and 2021, amounts also include (i) matching educational gifts totaling $5,000 made by the PACCAR Foundation to institutions selected by M. T. Barkley, and (ii) a gift of $5,000 made by the PACCAR Foundation to a charitable organization selected by R. P. Feight. In 2020, amounts also include a gift of $5,000 made by the PACCAR Foundation to a charitable organization selected by R. P. Feight. Aggregate perquisites were less than $10,000 for all Named Executive Officers.

(f)	Promoted to Executive Vice President effective January 1, 2023.

2022 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2022:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise or Base Price of Option Awards ($/Sh) (b)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Target ($)	Maximum ($)
R. P. Feight
Restricted Equity Rights (c)	2/7/2022				3,500,000	3,850,000
Stock Options (d)	2/7/2022						136,440	62.87	1,323,050
LTIP Cash (d)		222,727	3,500,000	7,000,000
Annual Incentive Cash (e)		175,000	1,750,000	3,500,000

H. C. Schippers
Restricted Equity Rights (c)	2/7/2022				1,200,000	1,320,000
Stock Options (d)	2/7/2022						64,971	62.87	630,020
LTIP Cash (d)		50,000	1,100,000	2,200,000
Annual Incentive Cash (e)		56,763	946,042	1,892,085

M. T. Barkley
Restricted Equity Rights (c)	2/7/2022				480,000	528,000
Stock Options (d)	2/7/2022						19,494	62.87	189,032
LTIP Cash (d)		17,455	480,000	960,000
Annual Incentive Cash (e)		52,850	440,417	880,834

C. M. Dozier
Restricted Equity Rights (c)	2/7/2022				480,000	528,000
Stock Options (d)	2/7/2022						19,494	62.87	189,032
LTIP Cash (d)		21,818	480,000	960,000
Annual Incentive Cash (e)		17,850	446,250	892,500

D. C. Siver
Restricted Equity Rights (c)	2/7/2022				480,000	528,000
Stock Options (d)	2/7/2022						19,494	62.87	189,032
LTIP Cash (d)		21,818	480,000	960,000
Annual Incentive Cash (e)		17,850	446,250	892,500

(a)	See the CD&A for how these amounts are determined.

(b)

The number of securities reported reflects the Company’s 50% stock dividend paid to stockholders on February 7, 2023. Pursuant to the terms of the LTIP, the number of shares and the exercise price have been adjusted to reflect the stock dividend.

(c)

Represents dollar-denominated rights that are settled in restricted stock/RSUs under the LTIP described on page 20 following satisfaction of an annual performance goal. The restricted equity rights were settled on February 8, 2023 based on the average closing price of the Company’s stock on the first five trading days of 2023, as follows: R. P. Feight 58,388; H. C. Schippers 18,200; M. T. Barkley 7,886; C. M. Dozier 8,008; D. C. Siver 8,008. The grant date fair value of the restricted stock/RSUs, calculated using the closing price of Company stock on February 8, 2023 of $71.95, is as follows: R. P. Feight $4,201,017; H. C. Schippers $1,309,490; M. T. Barkley $567,398; C. M. Dozier $576,176; D. C. Siver $576,176.

(d)	Represents stock options granted or cash awards made under the LTIP.

(e)	Represents awards under the Company’s IC Plan described on page 19.

2022 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock or RSU awards held by the Named Executive Officers on December 31, 2022:

		Option Awards (a) (b)				Stock Awards (a)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)
R. P. Feight	61,152	0	43.71	1/1/2022	2/6/2029	3,669	242,081
	0	112,059	50.79	1/1/2023	2/4/2030	22,749	1,500,979
	0	144,762	61.26	1/1/2024	2/2/2031	42,635	2,813,057
	0	136,440	62.87	1/1/2025	2/7/2032

H. C. Schippers	6,491	0	41.64	1/1/2018	2/4/2025	4,860	320,663
	17,352	0	33.33	1/1/2019	2/4/2026	9,669	637,961
	67,221	0	43.71	1/1/2022	2/6/2029	14,618	964,496
	0	64,797	50.79	1/1/2023	2/4/2030
	0	65,490	61.26	1/1/2024	2/2/2031
	0	64,971	62.87	1/1/2025	2/7/2032

M. T. Barkley	18,486	0	45.09	1/1/2020	2/7/2027	1,611	106,294
	17,058	0	45.79	1/1/2021	2/7/2028	3,204	211,400
	23,679	0	43.71	1/1/2022	2/6/2029	5,847	385,785
	0	18,831	50.79	1/1/2023	2/4/2030
	0	20,682	61.26	1/1/2024	2/2/2031
	0	19,494	62.87	1/1/2025	2/7/2032

C. M. Dozier	12,435	0	45.79	1/1/2021	2/7/2028	1,298	85,642
	16,767	0	43.71	1/1/2022	2/6/2029	3,081	203,284
	0	18,105	50.79	1/1/2023	2/4/2030	5,847	385,785
	0	20,682	61.26	1/1/2024	2/2/2031
	0	19,494	62.87	1/1/2025	2/7/2032

D. C. Siver	19,167	0	45.79	1/1/2021	2/7/2028	1,703	112,364
	24,411	0	43.71	1/1/2022	2/6/2029	3,360	221,693
	0	19,917	50.79	1/1/2023	2/4/2030	5,847	385,785
	0	20,682	61.26	1/1/2024	2/2/2031
	0	19,494	62.87	1/1/2025	2/7/2032

(a)

The number of the securities reported reflects the Company’s 50% stock dividend paid to stockholders on February 7, 2023. Pursuant to the terms of the LTIP, the number of shares and the exercise price have been adjusted to reflect the stock dividend.

(b)

Represents stock options granted under the LTIP that vest in full on the third January 1 following the grant date. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(c)

Represents restricted stock/RSUs granted in settlement of restricted equity rights under the LTIP, which vest in four equal tranches commencing on March 1 following the grant date and then on January 1 of each year.

(d)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2022 of $65.98.

2022 Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock or RSU awards that vested during 2022 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards (a)		Stock Awards (a)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (c)

R. P. Feight	65,412	1,473,001	31,005	1,857,970

H. C. Schippers	65,068	1,227,114	19,707	1,171,093

M. T. Barkley	0	0	7,188	427,557

C. M. Dozier	0	0	6,378	379,897

D. C. Siver	0	0	7,422	441,326

(a)

The number of securities reported reflects the Company’s 50% stock dividend paid to stockholders on February 7, 2023. Pursuant to the terms of the LTIP, the number of shares has been adjusted to reflect the stock dividend.

(b)

The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(c)	The dollar amounts are determined by multiplying the number of restricted shares or RSUs that vested by the per-share closing price of the Company’s common stock on the vesting date.

2022 Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2022:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. P. Feight	Retirement Plan	24	895,664	0
	Supplemental Retirement Plan	24	9,231,908	0
H. C. Schippers	Retirement Plan (DAF)	30	420,416	0
	Retirement Plan (US)	6	327,355	0
	Supplemental Retirement Plan	6	2,331,803	0
	Transition Agreement	6	2,393,230	0
M. T. Barkley	Retirement Plan	31	1,563,276	0
	Supplemental Retirement Plan	31	4,488,954	0
C. M. Dozier	Retirement Plan	34	1,386,736	0
	Supplemental Retirement Plan	34	4,064,221	0
D. C. Siver	Retirement Plan	29	1,114,981	0
	Supplemental Retirement Plan	29	3,613,894	0

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (“SRP”) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and the benefits will be paid at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit. Executives terminated for cause, as defined in the Plan, forfeit all SRP benefits.

Normal retirement age under both plans is 65, and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2022, M. T. Barkley is eligible for a normal retirement benefit and R. P. Feight, H. C. Schippers, C. M. Dozier and D. C. Siver are eligible for a reduced early retirement benefit.

H. C. Schippers’ transition agreement provides that if he works for PACCAR in the United States for at least five years, then an additional year of credited service will be added to his nonqualified retirement benefit for each fully completed year of service.

H. C. Schippers participated in the Company’s pension program in the Netherlands on the same basis as other DAF Eindhoven employees. DAF participates in the Metal and Electrical Engineering Industry Pension Fund (the “Fund”), a multi-employer defined benefit plan covering employees of the country’s metal industry. The benefit is based on a percentage of the career average salary up to the annually indexed salary maximum multiplied by years of service up to age 68 per January 1, 2022. In 2022, the percentage of salary was 1.815 percent and the yearly indexed maximum salary was €81,010. Survivor benefits include a pension up to 70 percent of the participant’s benefit. Participants contribute 50 percent of the premiums and are vested from date of hire. Normal retirement benefits begin at age 68 and participants may retire early at or after age 55 with reduced benefits.

The Pension Benefits table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2022 and the present value of H. C. Schippers’ accrued benefits under the Fund and his transition agreement. Present value calculations for each Named Executive Officer under age 62 assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include the use of FTSE Discount Pension Curve as of December 31, 2022 and December 31, 2021 to discount future payouts (equivalent to a discount rate of 5.0 percent and 2.75 percent, respectively, for the Plan in aggregate). The mortality assumptions use the RP-2012 White Collar Male Mortality Table projected generationally with projection scale MP-2021.

2022 Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2022. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive.

Name	Executive Contribution in 2022 ($)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2022 ($) (a)

R. P. Feight	0	0	0	0

H. C. Schippers	0	0	0	0

M. T. Barkley	0	26,038	0	414,492

C. M. Dozier	0	0	0	0

D. C. Siver	0	38,941	0	410,837

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Deferred Compensation Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2022 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. T. Barkley $825; D. C. Siver $458. Certain of the Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account on the date the award was payable and interest is compounded monthly on the account balance based on the simple combined average of the daily Aa Industrial Bond yield average for the immediately preceding month. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are treated as if they had been invested in the Company’s common stock on the date the cash award is payable. Dividend equivalents are credited to the stock unit account and treated as if they had been invested in the Company’s common stock on the date the dividend is paid to stockholders. A Named Executive Officer’s stock unit account is paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments, at the election of the Named Executive Officer. Payment of a Named Executive Officers income account and stock unit account will be made or commence to be made in the first January following the Named Executive Officer’s termination of employment, unless the Named Executive Officer elects to have payment occur or commence on an earlier date, except that payment on account of termination of employment to a participant who is a specified employee for purposes of Section 409A on the Internal Revenue Code will not be made prior to the first day of the month following the six-month anniversary of termination of employment. If the Named Executive Officer dies before his or her interest under the Deferred Compensation Plan has been distributed, his or her interest will be distributed to his or her beneficiary. A Named Executive Officer will forfeit his or her entire interest under the Deferred Compensation Plan if he or she is terminated by the Company for cause or if the Named Executive Officer refuses to provide advice or counsel to the Company or any of its subsidiaries after the Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2022. These payments do not include deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	R. P. Feight ($)	H. C. Schippers ($)	M. T. Barkley ($)	C. M. Dozier ($)	D. C. Siver ($)
Termination for Cause	0	0	0	0	0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	3,325,000	1,745,447	775,134	759,964	789,863
Stock Options	N/A	N/A	444,415	N/A	N/A
Long-Term Cash Award	2,160,000	935,000	416,000	400,000	440,000
Restricted Stock/RSUs	4,556,117	1,923,120	703,479	674,711	719,842
Total	10,041,117	4,603,567	2,339,028	1,834,675	1,949,705
Death
Annual Incentive Plan	3,325,000	1,745,447	775,134	759,964	789,863
Long-Term Cash Award	5,660,000	1,998,333	896,000	880,000	920,000
Restricted Stock/RSUs	4,556,117	1,923,120	703,479	674,711	719,842
Total	13,541,117	5,666,900	2,374,613	2,314,675	2,429,705
Change in control
Annual Incentive Plan	3,500,000	1,892,085	880,834	892,500	892,500
Long-Term Cash Award	11,320,000	3,996,667	1,792,000	1,760,000	1,840,000
Restricted Stock/RSUs	4,556,117	1,923,120	703,479	674,711	719,842
Total	19,376,117	7,811,872	3,376,313	3,327,211	3,452,342

Termination for Cause.    If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP Administrative Guidelines, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock/RSUs, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause.    If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock/RSUs would have been immediately forfeited. Vested stock options would remain exercisable for one month from the date of termination.

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan (“SRP”) benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. R. P. Feight would receive a single lump-sum cash payment. H. C. Schippers, M. T. Barkley, C. M. Dozier and D. C. Siver would receive monthly annuities payable for life. If termination occurred on December 31, 2022, these payments would be made or would commence in accordance with the terms of the SRP on July 1, 2023 for each Named Executive Officer.

Retirement.    M. T. Barkley was eligible for normal retirement benefits and R. P. Feight, H. C. Schippers, C. M. Dozier and D. C. Siver were eligible for early retirement benefits. Deferred compensation balances and accumulated SRP benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause.” Annual incentive compensation earned in 2022 would have been paid in the first quarter of 2023 and long-term incentive cash awards earned under the 2020-2022 performance cycle would be paid by May 2023 based on actual performance against goals. The long-term performance awards in the table reflect target awards. LTIP cash awards for incomplete cycles are prorated for retirement after age 62, with 15 or more years of service. For the one officer over age 65 (M. T. Barkley), unvested stock options would continue to vest on their original vesting schedule and, along with vested stock options, be exercisable through their original expiration date. The stock options value in the table reflects the difference between the closing market price on December 31, 2022 and the exercise price multiplied by the number of unvested stock options. All outstanding restricted stock/RSUs for the Named Executive Officers who were (i) over age 62 or (ii) over age 55 with at least 15 years of service would vest in full upon retirement. The amount listed for restricted stock/RSUs in the table reflects vesting of all unvested restricted stock/RSUs for those eligible for normal or early retirement at the closing market price on December 31, 2022. The closing market price on December 31, 2022 was $65.98 per share.

Death.    In the event of the death of a Named Executive Officer on December 31, 2022, beneficiaries of the Named Executive Officer would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

•

Long-term incentive cash awards earned under the 2021-2023 LTIP performance cycle and the 2022-2024 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals.

•	All outstanding restricted stock/RSUs would vest immediately.

Change in control.    Benefits payable in the event of a change in control on December 31, 2022 are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

•

Named Executive Officers employed on December 31, 2022 would have been entitled to a maximum IC award for 2022 (200 percent of target), a maximum long-term incentive cash award under the 2020-2022 performance cycle of the LTIP and a maximum prorated award under the 2021-2023 and the 2022-2024 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payment amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control.

•	All outstanding restricted stock/RSUs would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control. The Compensation Committee of the Board of Directors has the discretionary authority to provide the following benefits in the event of a change in control:

•

Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2022 was: R. P. Feight $2,810,601; H. C. Schippers $1,495,867; M. T. Barkley $444,415; C. M. Dozier $433,384; D. C. Siver $460,915.

•

The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2022 are as follows: R. P. Feight $3,814,381; H. C. Schippers $384,399; M. T. Barkley $622,478; C. M. Dozier $1,378,285; D. C. Siver $1,327,474. Under his transition agreement, H. C. Schippers could be entitled to $704,293 more than the amount shown in the 2022 Pension Benefits Table.

CEO PAY RATIO DISCLOSURE

PACCAR identified its median employee using the employee population on October 1, 2020 and used total cash compensation as the appropriate “consistently applied compensation measure” in order to determine the median paid employee. Total cash compensation paid to each employee for the period from January 1, 2020 to September 30, 2020 was reviewed for all global employees. PACCAR believes total cash compensation reasonably reflects annual compensation. PACCAR used the same employee for 2022 because there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. The identified median employee’s total annual compensation will be compared to the CEO’s total annual compensation, both as calculated in accordance with the requirements of the Summary Compensation Table. The CEO’s cash award earned for the 2020-2022 LTIP cycle will not be determined until April 24, 2023. The CEO pay ratio for 2022 will be disclosed on Form 8-K following such determination. The CEO pay ratio for 2021 was 168 to 1.

PAY VERSUS PERFORMANCE DISCLOSURE
The following table provides information on compensation for the principal executive officer (“PEO”), the average compensation for the other Named Executive Officers
(“Non-PEO
NEOs”) and certain measures of the Company’s financial performance for the last three fiscal years ended December 31, 2022:

Year	Summary Compensation Table Total for PEO ($) (a)	Compensation Actually Paid to PEO ($) (a) (b) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (a)	Average Compensation Actually Paid to Non-PEO NEOs ($) (a) (b) (c)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ Bil.)	After-Tax Return on Revenue (%)
					Total Shareholder Return ($) (d)	Peer Group Total Shareholder Return ($) (d)
2022	9,961,737	12,616,278	2,814,187	3,521,502	138.21	178.91	3.0	10.4
2021	12,800,753	10,086,318	3,743,979	3,261,059	118.05	162.86	1.9	7.9
2020	8,770,878	6,840,581	3,762,789	3,143,617	111.74	132.46	1.3	6.9

(a)
R. P. Feight was the PEO in 2022, 2021 and 2020. H. C. Schippers, M. T. Barkley, C. M. Dozier and D. C. Siver were the
Non-PEO
NEOs in 2022 and 2021. H. C. Schippers, M. T. Barkley, T. K. Quinn and D. C. Siver were the
Non-PEO
NEOs in 2020.

(b)	The value of the “compensation actually paid” to our PEO and Non-PEO NEOs reflect the following adjustments from the Summary Compensation Table:

PEO	2022	2021	2020
Summary Compensation Table Total	$9,961,737	$12,800,753	$8,770,878
Deducted Change in Pension Value in Summary Compensation Table	($43,437)	($3,022,430)	($2,764,444)
Added pension plan service cost and prior service cost	$681,190	$585,062	$503,152
Deducted Stock and Option Awards values reported in Summary Compensation Table	($5,173,050)	($5,222,256)	($3,388,524)
Added fair value at fiscal year-end of Stock and Option Awards granted during covered year that remain outstanding and unvested as of fiscal year end	$5,171,390	$4,532,153	$3,469,043
Added change as of covered year fiscal year end (from prior fiscal year end) in fair value of Stock and Option Awards granted in a prior fiscal year that remain outstanding and unvested as of fiscal year-end	$1,908,027	$364,657	$222,255
Added dollar value of dividends or other earnings paid on Stock or Option Awards during fiscal year prior to vesting date	$110,421	$48,379	$28,221
Compensation Actually Paid	$12,616,278	$10,086,318	$6,840,581

Non-PEO NEOs	2022	2021	2020
Average Summary Compensation Table Total	$2,814,187	$3,743,979	$3,762,789
Deducted average Change in Pension Value in Summary Compensation Table	($31,216)	($719,975)	($1,192,419)
Added average pension plan service cost and prior service cost	$189,787	$285,277	$281,122
Deducted average Stock and Option Awards values reported in Summary Compensation Table	($1,025,279)	($1,011,741)	($770,267)
Added average fair value at fiscal year-end of Stock and Option Awards granted during covered year that remain outstanding and unvested as of fiscal year end	$1,068,075	$872,333	$825,546
Added average change as of covered year fiscal year end (from prior fiscal year end) in fair value of Stock and Option Awards granted in a prior fiscal year that remain outstanding and unvested as of fiscal year-end	$476,533	$70,797	$202,152
Added average dollar value of dividends or other earnings paid on Stock or Option Awards during fiscal year prior to vesting date	$29,415	$20,389	$34,694
Average Compensation Actually Paid	$3,521,502	$3,261,059	$3,143,617

(c)
Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of the date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (
i.e.,
term, volatility, dividend yield, risk free rates) as of the measurement date. Restricted stock/RSU grant date fair values are calculated using the stock price as of the date of grant. Adjustments have been made using the stock price as of fiscal year end and as of each date of vest.

(d)
Total shareholder return is based on a $100 investment as of December 31, 2019 and determined using Standard and Poor’s calculations of the cumulative total shareholder return on the Company’s common stock and the stock of each of the Peer Companies for the applicable year, weighted according to its respective capitalization at the beginning of each period, with dividends reinvested on a monthly basis.

Pay Versus Performance Relationship
The following graphs provide information on the relationship between compensation for the PEO, the average compensation for the
Non-PEO
NEOs and the measures in the Pay Versus Performance Table for the last three fiscal years ended December 31, 2022:

Performance Measures
The following table lists the most important financial performance measures used to link compensation actually paid to the PEO and
Non-PEO
NEOs for the fiscal year ended December 31, 2022:

•	Net Income

•	After-Tax Return on Revenue

•	Three-Year Change in Net Income

•	Return on Sales

•	Return on Capital
The Company’s use of these financial performance measures is described in the Compensation Discussion and Analysis section under the headings “Annual Incentive Cash Compensation (“IC”)” and “Long-Term Incentive Compensation (“LTIP”).”

ITEM 2:	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (“SAY ON PAY”)
In 2017, PACCAR stockholders voted to approve a three-year cycle review of executive compensation. In 2020, PACCAR stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers as required by Section 14A of the Exchange Act (known as a “say on pay” vote), with 96 percent of the shares voted in favor of “say on pay.” In 2023, PACCAR stockholders have a “say on pay” vote.
In 2022, the Company reported record net sales and revenues of $28.82 billion and record net income of $3.01 billion. The Company has achieved 84 consecutive years of net income, paid annual dividends every year since 1941 and delivered a total stockholder return of 17.1 percent in 2022. PACCAR’s average annual total return to stockholders has exceeded that of the S&P 500 Index over the past
1-,
2-,
3-,
5-
and
20-year
periods ended December 31, 2022.
2022 Financial Results and Business Highlights:

•	Record consolidated net sales and revenues of $28.82 billion

•	Record net income of $3.01 billion

•	Record year-end stockholders’ equity of $13.17 billion

•	Record cash dividends declared of $1.46 billion

•	10.4% after-tax return on revenues

•	Record PACCAR Parts revenue of $5.76 billion

•	Record PACCAR Parts pre-tax income of $1.45 billion

•	Financial Services assets of $17.18 billion

•	Financial Services new business volume of $6.2 billion

•	Record Financial Services pre-tax income of $588.9 million

•	Cash provided by operations of $3.03 billion

•	Delivered 185,900 vehicles worldwide
The Company’s executive compensation program provides excellent incentives for executives to deliver superior short- and long-term business performance and stockholder returns.
The Board of Directors recommends an advisory vote to APPROVE the compensation of the Named Executive Officers (“Say on Pay”).

The Compensation Discussion and Analysis (“CD&A”) beginning on page 15 of this Proxy Statement describes in detail the Company’s 2022 executive compensation program and the decisions made by the Compensation Committee. Highlights of the CD&A include the following:

•

Incentive-based pay (“Pay for Performance”) represents approximately 69 percent of the Named Executive Officers’ target total compensation, with approximately 51 percent related to long-term incentives and 18 percent related to achievement of challenging annual performance goals.

•

The Named Executive Officers earn long-term equity awards in the form of restricted stock/RSUs and stock options subject to multiple-year vesting requirements. The Company believes these awards ensure that a significant portion of the executives’ compensation reflects long-term growth in stockholder value.

•	Executive officer stock ownership guidelines align executives’ long-term goals with that of stockholders.

•	None of the Named Executive Officers has an employment agreement or severance arrangement.

The Company RECOMMENDS stockholders APPROVE the following “say on pay” resolution:

“RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.”

This advisory vote is an excellent method for stockholders to provide input on the Company’s executive compensation program. Although the vote is not binding on the Company, the Board and Compensation Committee value the opinions expressed by stockholders and will consider the outcome of the vote when evaluating future executive compensation decisions. The next advisory vote on executive compensation is currently scheduled for 2026.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

ITEM 3:	ADVISORY VOTE ON THE FREQUENCY OF THE “SAY ON PAY” VOTE ON EXECUTIVE COMPENSATION

In 2017, PACCAR stockholders voted to approve a three-year cycle review of executive compensation. In 2023, PACCAR stockholders are again asked to vote on the timing of future advisory votes on compensation as required by Section 14A of the Exchange Act. Stockholders may choose among four options (you may vote for “One Year,” “Two Years,” “Three Years” or mark your proxy “Abstain”). The Board of Directors RECOMMENDS A VOTE OF THREE YEARS because this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our compensation philosophy, objectives and practices.

•

Essential components of the Company’s Long-Term Incentive Plan are measured over a three-year performance cycle. Therefore it is appropriate for the advisory “say on pay” vote to occur over a similar timeframe.

•	A three-year cycle will provide stockholders sufficient time to evaluate the effectiveness of the Company’s short- and long-term compensation strategies and company performance.

•	A three-year cycle allows the Board and the Compensation Committee to respond to stockholders’ suggestions and to implement modifications to its executive compensation policies and procedures.

This advisory vote is an excellent method for stockholders to provide input on the Company’s executive compensation program. Although the vote is not binding on the Company, the Board and Compensation Committee will review and consider the results of the vote in determining how often to conduct the stockholder vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF THREE YEARS ON ITEM 3.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and Nasdaq rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/about-us/board-of-directors/audit-committee-charter. The Board of Directors designated all Audit Committee members as Audit Committee financial experts.

Among the Committee’s responsibilities are the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed all matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

R. C. McGeary, Chairman

A. J. Carnwath

F. L. Feder

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2022 and has been selected to perform this function for 2023. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young LLP for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval.

The services provided for the years ended December 31, 2022 and December 31, 2021 are as follows:

	(in millions)
	2022	2021
Audit	$8.14	$8.41
Audit-Related	.75	.38
Tax	.29	.19
All Other	.00	.00

Total	$9.18	$8.98

Audit Fees.  In the year ended December 31, 2022, the independent auditors, Ernst & Young LLP, charged the Company $8.14 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2022, the independent auditors, Ernst & Young LLP, billed the Company $.75 million for audit-related professional services. These services included employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2022, the independent auditors, Ernst & Young LLP, billed the Company $.29 million for tax services, which included fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that the tax law changes and present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2022, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

ITEM 4:	ADVISORY VOTE ON THE RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the appointment, compensation (including pre-approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits the Company’s financial statements and internal controls of financial reporting. The Audit Committee and the Board believe that the retention of Ernst & Young LLP as the Company’s independent auditors is in the best interests of the Company and its stockholders.

This advisory vote is an excellent method for stockholders to provide input on the Audit Committee’s selection of the Company’s independent auditors. Although the vote is not binding on the Company, the Board and Audit Committee will review and consider the results of the vote in determining future auditor appointments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the cumulative total return of the industry peer group of companies identified below (the “Peer Group Index”) for the last five fiscal years ended December 31, 2022. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index consists of AGCO Corporation, Caterpillar Inc., CNH Industrial N.V., Cummins Inc., Dana Incorporated, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation (from 2017 through 2020), Oshkosh Corporation, TRATON SE (effective January 1, 2021) and AB Volvo. TRATON SE acquired Navistar International Corporation in 2021. Meritor Inc. is no longer included in the Peer Group Index of the performance graph due to its acquisition by Cummins Inc. in 2022. The comparison assumes that $100 was invested December 31, 2017 in the Company’s common stock and in the stated indices, and assumes reinvestment of dividends.

	2017	2018	2019	2020	2021	2022
PACCAR Inc	100	84.68	122.83	137.25	144.97	169.61
S&P 500 Index	100	95.62	125.72	148.85	191.58	156.88
Peer Group Index	100	82.72	106.15	140.73	173.49	190.49

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present a proposal at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of the proposals exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not addressed these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 5:	STOCKHOLDER PROPOSAL REGARDING RATIFICATION OF EXECUTIVE TERMINATION PAY

Proposal 5 – Shareholder Ratification of Excessive Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executives’ termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 base salary plus target short-term bonus better aligns management pay with shareholder interests.

Shareholder Ratification of Excessive Termination Pay, the topic of this proposal, received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

Fiserv (FISV)

This proposal topic is more important at PCAR because we did not have a say on pay vote at our 2022 annual meeting. The vast majority of major companies have an annual say on management pay vote to help make sure that management pay has incentives that benefit shareholders.

Please vote yes:

Shareholder Ratification of Excessive Termination Pay – Proposal 5

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 5 FOR THE FOLLOWING REASONS:

PACCAR has excellent corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders. After careful consideration, the Board of Directors believes that the proposal to require stockholder ratification of executive termination pay is unnecessary and not in the best interests of the Company and its stockholders.

THE COMPANY DOES NOT HAVE EXECUTIVE EMPLOYMENT AGREEMENTS, SEVERANCE AGREEMENTS OR “GOLDEN PARACHUTES.”

PACCAR maintains a separation pay plan that provides a single payment of up to six months of base salary, which is less than one times an executive’s base salary, in the event of a job elimination in a business restructuring or reduction in workforce. Executives are eligible for this benefit on the same terms as all other salaried U.S. employees.

PACCAR’s proxy statement clearly describes the effects of an executive’s voluntary resignation, termination without cause, termination for cause, retirement or death. An executive who leaves the Company or is terminated without cause prior to reaching retirement age will only retain earned/vested benefits. The accelerated or continued vesting of equity awards only occurs with an executive’s normal retirement or death. This benefit is available to all participants under the Company’s Long-Term Incentive Plan.

The Board regularly reviews developments in executive compensation and thoughtfully evaluates which practices would serve the best interests of the Company and its stockholders. Stockholders have approved the Company’s executive compensation program with 95% or greater support on all previous “say on pay” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5.

ITEM 6:	STOCKHOLDER PROPOSAL REGARDING A REPORT ON CLIMATE-RELATED POLICY ENGAGEMENT

Report on corporate climate lobbying in line with Paris Agreement

WHEREAS: The United Nations Framework Convention on Climate Change asserts that greenhouse gas emissions must decline by 45 percent from 2010 levels by 2030 to limit global warming to 1.5 degrees Celsius. If that goal is not met, even more rapid reductions, at greater cost, will be required to compensate for the slow start on the path to global net zero emissions.

Even with the recent passage of the Inflation Reduction Act, critical gaps remain between Nationally Determined Contributions set by the US government and the actions required to prevent the worst effects of climate change. Companies have an important and constructive role to play in enabling policymakers to close these gaps.

Corporate lobbying that is inconsistent with the Paris Agreement presents increasingly material risks to companies and their shareholders, as delays in emissions reductions undermine political stability, damage infrastructure, impair access to finance and insurance, and exacerbate health risks and costs.

Further, companies face increasing reputational risks from consumers, investors, and other stakeholders, if they appear to delay or block effective climate policy.

Of particular concern is PACCAR’s membership in a trade association that has actively sought to impede proposed clean truck regulations. In contrast, emerging competitors in the truck market, such as Tesla, have supported efforts by California and other states to set rules that grow the market for medium and heavy-duty clean trucks.

PACCAR does not have a public commitment to conduct policy and regulatory activities in line with the goals of the Paris Agreement. Competitor Volvo has a specific commitment to conduct its direct and indirect lobbying (through trade associations) in line with the goals of the Paris Agreement.

Investors currently lack sufficient information to understand how PACCAR ensures its direct and indirect lobbying through trade associations, align with the Paris Agreement’s goals, and what actions the company is taking to address any misalignments.

Demand for electric trucks is projected to exceed supply in the decade ahead. Allowing its trade association to slow progress while the company continues to rely upon diesel powered trucks may put the company out of line with market trends.

RESOLVED: Shareholders request that the Board of Directors annually conduct an evaluation and issue a report (at reasonable cost, omitting confidential or proprietary information) describing if, and how, PACCAR Inc. lobbying and policy influence activities (both direct and indirect through trade associations, coalitions, alliances, and other organizations) align with the goal of the Paris Agreement to limit average global warming to “well below” 2°C above pre-industrial levels, and to pursue efforts to limit temperature increase to 1.5°C, and how PACCAR plans to mitigate the risks presented by any misalignment. In evaluating the degree of alignment, PACCAR should consider not only its policy positions and those of organizations of which PACCAR is a member, but also the actual lobbying and policy influence activities.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 6 FOR THE FOLLOWING REASONS:

PACCAR is a global environmental leader and is recognized for its innovative trucks with clean diesel, battery-electric, hydrogen combustion, hydrogen fuel cell and natural gas powertrains. A DAF XF hydrogen combustion truck was named the “Innovation Truck of the Year 2022” by transportation industry experts in Europe.

PACCAR earned an elite “A” score on its CDP environmental report in 2022, placing the Company in the top 1.5% of over 18,000 reporting companies worldwide. The Company has earned an “A” or “A-” score from CDP for the past eight years. PACCAR ranks in the top 8% of peer companies rated by S&P Global in its Corporate Sustainability Assessment.

PACCAR evaluates and publicly discloses its direct and indirect (i.e., through industry trade associations) climate policy engagement activities. These activities are aligned with the goals of the Paris Climate Agreement and are publicly disclosed through PACCAR’s annual environmental report to CDP (formerly Climate Disclosure Project). PACCAR’s current CDP report is available at PACCAR’s website (https://www.paccar.com/media/3274/pcar-cdp-tcfd-report-2022.pdf) and CDP’s website (https://www.cdp.net). The relevant section of the CDP report is C12.3.

PACCAR’s greenhouse gas emissions targets are aligned with the goals of the Paris Climate Agreement (i.e., “limiting global warming to well-below 2°C above pre-industrial levels”) and were approved by the Science-Based Targets Initiative (SBTi). This information is publicly available in PACCAR’s current CDP report and at SBTi’s website (https://sciencebasedtargets.org). The relevant section of the CDP report is C4.1.

PACCAR’s sustainability leadership enhances the environment, improves customers’ operations and benefits stockholders. PACCAR achieves excellent returns for its stockholders and is a responsible corporate citizen. PACCAR’s core values of quality, innovation and environmental sustainability contribute to its business success. The Board of Directors provides valuable oversight of the business, including environmental stewardship.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 6.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2024

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 16, 2023, to be considered for inclusion in the proxy materials for the Company’s 2024 Annual Meeting of Stockholders. A stockholder nomination by an eligible stockholder for one or more director candidates for the Company’s 2024 Annual Meeting of Stockholders may be included in the proxy if the Company receives information and notice of the nomination in compliance with Art. III, Section 7 of the Company’s Bylaws no later than November 16, 2023, and no earlier than October 17, 2023.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals or nominees included in the proxy materials, the Company’s Bylaws (Art. III, Section 5 and Section 6) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available upon request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009. To comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the requirements of Rule 14a-19 of the Exchange Act.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

We will furnish to any stockholder upon request, without charge, a copy of any information that has been incorporated by reference in this proxy statement.

M. R. Beers

Secretary

March 15, 2023

Directions to PACCAR Parts Distribution Center

PACCAR PARTS DISTRIBUTION CENTER

405 Houser Way North

Renton, WA 98057

425.254.4200

Driving Directions	Parking
From I-405 southbound	Attendants at the entrance gate will provide directions to available parking.
• Take Exit 5.
• Turn right at end of ramp.
• Merge into left lane and turn left onto Garden Ave. N.
• Turn left onto North 8th Street.
• Follow signs to Shareholder Event parking.
From I-405 northbound
• Take Exit 5.
• Turn left at end of ramp.
• Go through traffic light and down the hill.
• Merge into left lane and turn left onto Garden Ave. N.
• Turn left onto North 8th Street.
• Follow signs to Shareholder Event parking.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 25, 2023

10:30 a.m.

PACCAR Parts Distribution Center

405 Houser Way North

Renton, Washington 98057

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held in person on Tuesday, April 25, 2023 at 10:30 a.m. at the PACCAR Parts Distribution Center, Renton, Washington. The proxy statement and annual report to stockholders are available, and the Annual Meeting may also be viewed, on the Company’s website at www.paccar.com/2023annualmeeting.

777 - 106th Avenue N.E. Bellevue, WA 98004
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2023.

The shares of common stock you hold of record on February 28, 2023 will be voted as you specify on the reverse side.

If the proxy is signed, dated and returned but no choice is specified, the proxy will be voted “FOR” all the Director Nominees listed in Item 1, “FOR” Item 2, for “THREE YEARS” on Item 3, “FOR” Item 4 and “AGAINST” Items 5 and 6. By signing and dating the proxy, you revoke all prior proxies and appoint Mark C. Pigott and Mark A. Schulz, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

This proxy card also constitutes voting instructions to the Trustee of the PACCAR Inc Savings Investment Plan (SIP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held by the Trustee in the SIP. The shares will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are timely received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions, as provided in the SIP.

This proxy card also constitutes voting instructions to the record holder of the Employee Stock Purchase Plan (ESPP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held in the ESPP.

Vote by Internet, Phone or Mail

24 Hours a Day, 7 Days a Week

Your internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/PCAR	1-866-883-3382
Use the internet to vote your proxy until 11:59 p.m. (CT) on April 24, 2023.	Use a touch-tone phone to vote your proxy until 11:59 p.m. (CT) on April 24, 2023.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by phone, you do NOT need to mail back your proxy card.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR PHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” all the Director Nominees listed in Item 1.

1. Election of director nominees to serve for one-year terms

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01.	Mark C. Pigott	☐	☐	☐	07.	Roderick C. McGeary	☐	☐	☐

02.	Dame Alison J. Carnwath	☐	☐	☐	08.	Cynthia A. Niekamp	☐	☐	☐

03.	Franklin L. Feder	☐	☐	☐	09.	John M. Pigott	☐	☐	☐

04.	R. Preston Feight	☐	☐	☐	10.	Ganesh Ramaswamy	☐	☐	☐

Please fold here – Do not separate

05.	Kirk S. Hachigian	☐	☐	☐	11.	Mark A. Schulz	☐	☐	☐

06.	Barbara B. Hulit	☐	☐	☐	12.	Gregory M. E. Spierkel	☐	☐	☐

The Board of Directors Recommends a Vote “FOR” Item 2.

2. Advisory resolution to approve executive compensation		☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote of “THREE YEARS” for Item 3.

3. Advisory vote on the frequency of executive compensation votes	☐ 1 Year	☐	2 Years	☐	3 Years	☐	Abstain

The Board of Directors Recommends a Vote “FOR” Item 4.

4. Advisory vote on the ratification of independent auditors		☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote “AGAINST” Items 5 and 6.

5. Stockholder proposal regarding ratification of executive termination pay		☐	For	☐	Against	☐	Abstain

6. Stockholder proposal regarding a report on climate-related policy engagement		☐	For	☐	Against	☐	Abstain

IMPORTANT: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES LISTED IN ITEM 1, FOR ITEM 2, FOR THREE YEARS ON ITEM 3, FOR ITEM 4 AND AGAINST ITEMS 5 AND 6, AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Date

Signature(s) in Box

Please sign exactly as name(s) appears in type. Joint owners should each sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign full corporate or partnership name by authorized officer.